EXHIBIT 99.1

Tix Corporation Reports 2010 First Quarter Results

•	The Company’s cash balance increased to $10.6 million as of March 31, 2010 compared to $9.9 million as of December 31, 2009

•	Cash flow from operations increased to $2.4 million compared to $1.9 million in the prior year period

•	Adjusted EBITDA was $737,000 for the first quarter of 2010

STUDIO CITY, CA, May 10, 2010 – Tix Corporation (Nasdaq: TIXC), a leading integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production / promotion of live concert and theatrical events, today reported results for the first quarter ended March 31, 2010.

The Company increased its cash balance to $10.6 million as of March 31, 2010 compared to $9.9 million as of December 31, 2009.  Cash flows from operations increased to $2.4 million compared to $1.9 million during the same period of the prior year while Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBTIDA) was $737,000 compared to $1.3 million in the same period of the prior year.

Due primarily to a decline in revenue from the Company’s Live Entertainment segment this quarter, first quarter 2010 revenues were $16.8 million compared with $20.2 million for the same period a year ago.  The Company’s Live Entertainment segment revenues declined $3.8 million, Exhibit Merchandising segment revenues declined $244,000 and Ticketing Services segment revenue increased $588,000.   Consolidated net income for the first quarter was $86,000, or nil per diluted common share, compared to net income of $295,000, or $0.01 per diluted common share reported in the first quarter of 2009.

Mitch Francis, CEO of Tix Corporation stated, “While both our Ticketing Services and Exhibit Merchandising segments operated profitably, our revenue performance for the quarter was impacted by our Live Entertainment segment, which produced fewer shows during the first three months of 2010 compared with the previous year.  For the first quarter this year, we presented 240 show dates as compared with 359 in the first quarter of 2009.  Historically this segment does experience significant volatility quarter to quarter and we expect it will continue to grow on an annualized basis.”

Mr. Francis continued, “Our Tix4Tonight discount ticketing division continues to perform well as commissions and fees increased 14% to over $4.7 million.  Consumers continue to react very favorably to our discount offerings and show selections.  In addition, we continued to experience solid growth with our discount dinner reservations business, which enjoyed a sales increase of 15% this quarter.  Overall, we’ve not only seen greater demand for our discount tickets but also higher average selling prices due primarily to our sales of more of the top shows.   Additionally, we successfully integrated the acquisition of the former All Access discount ticketing locations, which now operate as Tix4Tonight booths and offer the same shows and attractions as our existing operations.”

“I believe it is important to emphasize the volume of transactions that we perform at our Tix4Tonight discount ticketing division.  We record our revenues from our Tix4Tonight discount ticketing division on a net basis, which only includes fees and commissions, as required by certain governing accounting guidelines.   It should be noted however that on a gross level, we transacted almost $21 million in gross ticket sales which is a 19% improvement over the comparable period.”

Mr. Francis continued, “Our Exhibit Merchandising division operated profitably during the quarter and we expect further financial improvements as a result of the new royalty agreement we negotiated with exhibition producers, which reduced our royalty rate by 25%, and we expect that it will result in a savings of $30,000 per month in royalty expense.”

“We are very excited about the prospects for our Exhibit Merchandising unit as ‘Tutankhamun and the Golden Age of the Pharaohs’ opened in New York City’s Times Square in April to great reviews, most notably in The New York Times.   Early indications are that the exhibit will be quite successful given the attendance to date. In addition, our Exhibit Merchandising operation will be providing and operating the retail specialty stores for the next exhibition tour by Arts and Exhibitions International, LLC, ‘Cleopatra:  The Search for the Last Queen of Egypt,’ when it makes its worldwide debut in Philadelphia at The Franklin Institute next month.”

Rounding out his review of the quarter, Mr. Francis said, “Our Live Entertainment segment, Tix Productions recorded lower sales and a slight operating loss primarily as a result of the decrease in show dates in the first quarter 2010 versus the prior year.  Looking ahead, we believe that opportunities for growth in the Live Entertainment unit will center on our expanding growth opportunities to present quality theatrical shows in major marketplaces such as Detroit and Milwaukee where competition has diminished due to industry consolidation and even more opportunities in smaller markets where individual promoters and competitors have left the market.  Additionally, we have already scheduled 87 shows for the Mannheim Steamroller Christmas tour this fall, with hopes to exceed 100 shows this year.  This will prove to be a record setting tour.”

First Quarter Segmental Operating Results

Ticketing Services Segment

Overall revenue from the Company's Ticketing Services segment, which includes revenue from discount and premium ticket sales, increased 14% to $4.7 million for the quarter compared to $4.1 million in the prior year period.  The increase in Ticketing Services revenues is the result of a $580,000 increase in discount ticket revenues and a $43,000 increase in ancillary revenues such as the sale of dinner reservations, offset by a $35,000 decline in premium ticket revenues.

Revenue from commissions and fees from the sales of discount show tickets sold grew 15% to $4.4 million during the quarter ended March 31, 2010 compared to $3.8 million in the prior year period. The increase in revenue reflects a greater demand for discount tickets as well as an increase in the average selling price per ticket in 2010 as compared to 2009.  Miscellaneous revenue from discount dinner reservations increased 15% to $325,000 during the quarter ended March 31, 2010.

Operating income was $1.3 million during the quarter compared to $1.6 million in the prior year period.   This decline was due to a decline in our gross margin to 58% as compared to 63% is the comparable period which was due to increased labor costs.   We anticipate this to be a temporary decline and expect to see our gross margins increase throughout this fiscal year.  Additionally, our selling, general and administrative expenses increased approximately $489,000 which was due primarily to increased costs of litigation to defend our trademark and pursue antitrust litigation against a competitor.

Exhibit Merchandising Segment

Overall revenues from Exhibit Merchandising (EM), which operates retail specialty stores for touring museum exhibitions and touring theatrical productions, was $2.5 million during the quarter compared to $2.8 million in the prior year period. Revenue was primarily derived from the Company's retail outlets associated with the sale of merchandise related to touring exhibits, and was mainly derived from "Tutankhamun and The Golden Age of the Pharaohs."

“Tutankhamun and The Golden Age of the Pharaohs” and “Tutankhamun the Golden King and the Great Pharaohs” are currently booked in museums through July 2011 and December 2012, respectively.  During the first quarter of 2010, although there was a 9% increase in attendance to the exhibits, there was a 16% decrease in revenue per attendee. The decline in revenues per attendee is the result of generally poor economic conditions, as well as a competing store at one of the exhibit locations, which management believes resulted in a $244,000 decline in revenues.

Despite the decline in revenue of approximately $244,000, operating income improved slightly to $169,000 during the quarter compared to $163,000 in the prior year period.   The improvement in operating income was due to the increase in gross margin to 43% as compared to 39% is the comparable period and a nominal increase in selling general and administrative expenses.

Live Entertainment Segment

Tix Productions , which produces and presents live entertainment events, generated revenues of $9.5 million during the first quarter of 2010, compared to $13.2 million in the prior year comparable period.  The $3.8 million decrease in revenues is due to a decrease in show dates in the first quarter of 2010. In the first quarter of 2010, we presented or produced 240 show dates as compared to 359 show dates in the first quarter of 2009.  Historically this segment does experience significant volatility quarter to quarter and we expect it will continue to grow on an annualized basis.

Due to the decline in revenues of $3.8 million, our operating loss was $191,00o compared to an operating income of $148,000 during the comparable period.   Our selling, general and administrative expenses declined $96,000 over the comparable period while our gross margin remained steady at 11% for both periods.

Conclusion

Mr. Francis concluded, “We remain firmly committed to attaining profitable growth through the execution of our strategic plan.  We are focused on becoming the leading discount ticket seller in the US. Our live entertainment activities will benefit from our time-tested approach of producing and presenting well known existing properties as we review our strategy of investing in the development and production of new shows. We continue to seek new opportunities for our event merchandising company. Our strong balance sheet and debt-free position enable us to take advantage of the many growth opportunities we are seeing in all of our markets and we are pursuing these strategic goals through both internal and external means; however, we will act upon these opportunities only if they serve to enhance shareholder value. ”

Investor Conference Call

The company will host a conference call for investors today, Monday, May 10, 2010, beginning at 1:30 p.m. Pacific / 4:30 p.m. Eastern. Participants may access the call by dialing (800) 762-8908 (domestic) or (480) 629-9774 (international) using passcode 4293960. In addition, the call will be webcast via the company's Web site at www.tixcorp.com, Investor Relations, where it will also be archived. A telephone replay will be available through Monday, May 24, 2010.  To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 4293960.

Non-GAAP Financial Measure

Included in this press release is a “non-GAAP financial measure,” which is a measure of the Company’s historical or future performance that is different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules that Tix Corporation believes is useful to investors. The following discussion defines Adjusted EBITDA and presents the reasons the Company believes it is a useful measure of the Company’s performance.  Tix Corporation defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee, vendor and director compensation, (e) equity in earnings (loss) of unconsolidated related parties, (f) asset impairment charges, (g) non-controlling interests, and (h) other unusual or nonrecurring items. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.  Management believes Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance because a significant portion of its assets consists of goodwill and intangible assets and property and equipment that are amortized and depreciated over their remaining useful lives in accordance with GAAP.  Because amortization and depreciation are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the Company’s operating performance.  Also, management believes measures such as Adjusted EBITDA are widely used in the entertainment industries to measure operating performance.  Therefore, the Company presents Adjusted EBITDA because it may help investors to compare Tix Corporations’ ongoing performance before the effect of various items that do not directly affect the Company’s ongoing operating performance.

About TIX Corporation

Tix Corporation (Nasdaq: TIXC) is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production / promotion of live concert and theatrical events. It currently operates twelve discount ticket stores in Las Vegas under the Tix4Tonight marquee, and offers up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand. The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamun and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States, Canada and Europe, and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

Financial Tables to Follow

Contact:	For Media:	For Investors:
	Michael Goodwin	Gene Marbach
	Makovsky + Co.	Makovsky + Co.
	212-508-9639	212-508-9645
	mgoodwin@makovsky.com	gmarbach@makovsky.com

Daniela Viola
Makovsky + Co.
212-508-9676
dviola@makovsky.com

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TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)

Assets
Current assets:
Cash	$10,634,000	$9,885,000
Accounts receivable, including show revenues earned but not billed	1,102,000	1,911,000
Advances to vendors	914,000	964,000
Inventory, net	1,717,000	2,172,000
Prepaid expenses and other current assets	1,220,000	1,350,000
Total current assets	15,587,000	16,282,000

Property and equipment, net	1,341,000	1,308,000

Other assets:
Intangible assets:
Goodwill	7,700,000	5,895,000
Intangibles, net	4,731,000	4,499,000
Total intangible assets	12,431,000	10,394,000
Investments in and advances to nonconsolidated affiliates	1,001,000	1,052,000
Capitalized theatrical costs	368,000	368,000
Deposits and other assets	169,000	158,000
Total other assets	13,969,000	11,972,000
Total assets	$30,897,000	$29,562,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,315,000	$6,357,000
Accrued expenses	2,057,000	1,797,000
Deferred revenue	135,000	160,000
Other current liabilities	120,000	120,000
Convertible note payable	1,000,000	-
Total current liabilities	9,627,000	8,434,000

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Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value; 500,000 shares authorized; none issued
Common Stock, $.08 par value; 100,000,000 shares authorized; 31,123,357 shares net of 2,340,103 treasury shares, and 31,123,357 shares net of 2,340,103 treasury shares issued at March 31, 2010 and December 31, 2009 respectively	2,678,000	2,678,000
Additional paid-in capital	89,990,000	89,955,000
Cost of shares held in treasury	(4,610,000)	(4,610,000)
Accumulated deficit	(66,816,000)	(66,902,000)
Accumulated other comprehensive income	28,000	7,000
Total stockholders' equity	21,270,000	21,128,000
Total liabilities and stockholders' equity	$30,897,000	$29,562,000

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TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$16,750,000	$20,170,000
Operating expenses:
Direct costs of revenues	11,829,000	14,972,000
Selling and marketing expenses	400,000	606,000
General and administrative expenses, including non-cash equity-based costs of $35,000 and $413,000 in 2010 and 2009, respectively (including $35,000 and $390,000 for officers, directors and employees in 2010 and 2009, respectively)	3,835,000	3,710,000
Depreciation and amortization	621,000	621,000
Total costs and expenses	16,685,000	19,909,000
Operating income	65,000	261,000
Other:
Other income	16,000	25,000
Interest income	7,000	13,000
Interest expense	(2,000)	(4,000)
Other, net	21,000	34,000
Net income	86,000	295,000
Other comprehensive income
Foreign currency translation adjustments	21,000	5,000
Comprehensive income	$107,000	$300,000
Net income per common share -
Basic	$0.00	$0.01
Diluted	$0.00	$0.01
Weighted average common shares outstanding -
Basic	31,123,357	32,304,286
Diluted	31,217,494	32,429,891

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TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$86,000	$295,000
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	137,000	131,000
Amortization of intangible assets	484,000	490,000
Fair value of common stock issued for services to employees	-	13,000
Fair value of options issued to employees and directors	35,000	382,000
Fair value of warrants issued to consultants	-	18,000
Change in allowance of inventory	10,000	(30,000)
(Increase) decrease in:
Accounts receivable	809,000	290,000
Advances to vendors	50,000	89,000
Advances to nonconsolidated affiliates	36,000	-
Inventory	445,000	590,000
Prepaid expenses and other current assets	130,000	233,000
Capitalized theatrical costs, deposits and other assets	(11,000)	9,000
Increase (decrease) in:
Accounts payable and accrued expenses	218,000	(816,000)
Deferred revenue	(26,000)	181,000
Deferred rent	13,000	(16,000)
Net cash provided by operating activities	2,416,000	1,859,000

Cash flows from investing activities:
Purchases of property and equipment	(170,000)	(45,000)
Purchase of All Access Entertainment	(1,505,000)	-
Net cash used in investing activities	(1,675,000)	(45,000)

Cash flows from financing activities:
Cost of Treasury Stock	-	(378,000)
Payments on capital lease obligations	(13,000)	(12,000)
Net cash used in financing activities	(13,000)	(390,000)

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Effect of exchange rate changes on cash	21,000	5,000

Change in Cash:
Net increase	749,000	1,429,000
Balance at beginning of period	9,885,000	9,192,000
Balance at end of period	$10,634,000	$10,621,000

Supplemental disclosures of cash flow information:

Cash paid for:
Income taxes	$-	$-
Interest	$2,000	$4,000

Non-cash investing activities:
Issuance of secured convertible note payable related to the acquisition of All Access Entertainment	$1,000,000	$-
Issuance of 190,476 earn-out shares of common stock in conjunction with the acquisition of Magic Arts & Entertainment - Florida, Inc. in 2009	$-	$256,000

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Consolidating Statement of Operations (unaudited)
Three months ended March 31,

	Ticketing	Exhibit	Live		Consolidated and
	Services	Merchandising	Entertainment	Corporate	Combined

2010
Revenue	$4,743,000	$2,545,000	$9,462,000	$-	$16,750,000
Direct cost of revenues	1,980,000	1,447,000	8,402,000	-	11,829,000
Selling, general and administrative expenses	1,360,000	637,000	1,052,000	1,186,000	4,235,000
Depreciation and amortization	123,000	292,000	199,000	7,000	621,000
Operating income	$1,280,000	$169,000	$(191,000)	$(1,193,000)	$65,000

Current assets	$4,110,000	$3,951,000	$2,892,000	$4,634,000	$15,587,000
Fixed assets	713,000	439,000	73,000	116,000	1,341,000
Intangible assets and goodwill	2,672,000	3,621,000	6,138,000	-	12,431,000
Other non-current assets	180,000	31,000	1,309,000	18,000	1,538,000
Total assets	$7,675,000	$8,042,000	$10,412,000	$4,768,000	$30,897,000

2009
Revenue	$4,155,000	$2,789,000	$13,226,000	$-	$20,170,000
Direct cost of revenues	1,534,000	1,705,000	11,733,000	-	14,972,000
Selling, general and administrative expenses	871,000	625,000	1,148,000	1,672,000	4,316,000
Depreciation and amortization	126,000	296,000	197,000	2,000	621,000
Operating income (loss)	$1,624,000	$163,000	$148,000	$(1,674,000)	$261,000

Current assets	$2,571,000	$5,312,000	$1,728,000	$5,128,000	$14,739,000
Fixed assets	573,000	645,000	102,000	27,000	1,347,000
Intangible assets and goodwill	452,000	4,539,000	7,165,000	-	12,156,000
Other non-current assets	74,000	13,000	440,000	6,000	533,000
Total assets	$3,670,000	$10,509,000	$9,435,000	$5,161,000	$28,775,000

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RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited)

The following table set forth a reconciliation of consolidated net income to consolidated Adjusted EBITDA:

	Three months ended	Three months ended
	March 31, 2010	March 31, 2009

Net income	$86,000	$295,000
Interest, net	(5,000)	(9,000)
Stock based compensation	35,000	413,000
Depreciation	137,000	131,000
Amortization	484,000	490,000

Adjusted EBITDA	$737,000	$1,320,000

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